UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 31, 2005
ABERCROMBIE & FITCH CO.

(Exact name of registrant as specified in its charter)

Delaware	001-12107	31-1469076

(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)
6301 Fitch Path, New Albany, Ohio 43054

(Address of principal executive offices) (Zip Code)
(614) 283-6500

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement; Item 1.02 Termination of a Material Definitive Agreement; and Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 9.01. Financial Statements and Exhibits.
SIGNATURE
EX-10.1

Item 1.01 Entry into a Material Definitive Agreement; Item 1.02 Termination of a Material Definitive Agreement; and Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Abercrombie & Fitch Co. (the “Registrant”) announced on August 29, 2005, that Robert S. Singer, President and Chief Operating Officer, would be leaving the Registrant effective August 31, 2005. On August 31, 2005, the Registrant and Mr. Singer executed a separation agreement, setting forth the terms and conditions of Mr. Singer’s separation from service with the Registrant (the “Separation Agreement”). The Separation Agreement will replace and supersede Mr. Singer’s employment agreement with the Registrant, dated May 11, 2004, as amended April 11, 2005 (the “Employment Agreement”). (The terms of the Employment Agreement were described under “Executive Compensation—Employment Agreements—Singer Agreement” in the Proxy Statement for the 2005 Annual Meeting of Stockholders, dated May 12, 2005, and the Employment Agreement was attached as Exhibit 10.10 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended May 1, 2004 and its amendment was attached as Exhibit 10.26 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005; such description and exhibits are incorporated herein by reference.) Pursuant to the Separation Agreement, Mr. Singer resigned his position as an officer of the Registrant and his membership on its Board of Directors, effective August 31, 2005, and the Registrant and Mr. Singer agreed that his termination of employment would be pursuant to Section 11(e) of the Employment Agreement.
Under the terms of the Separation Agreement, Mr. Singer will be entitled to (a) a lump sum amount equal to the base salary and target bonus that would have been paid from August 31, 2005, to May 17, 2007 (the “Severance Period”), (b) a pro rata bonus under the Incentive Compensation Performance Plan for the 2005 Fall Season, (c) a lump sum amount under the Abercrombie & Fitch Co. Supplemental Executive Retirement Plan II dated May 17, 2004, calculated in accordance with its terms, (d) a lump sum amount equal to the life insurance premium payments, welfare and pension benefits Mr. Singer would have received during the Severance Period, (e) vesting of his outstanding options and restricted shares as of August 31, 2005, (f) certain air travel and shipping costs for Mr. Singer and his spouse in connection with their relocation, (g) repurchase of Mr. Singer’s home in Columbus, Ohio by the Registrant and reimbursement of certain improvement costs, (h) certain payments in connection with car leases and housing allowances, (i) continued use of a personal assistant through December 31, 2005, (j) accrued but unpaid compensation (including unused vacation) and business expenses as of August 31, 2005, and (k) reimbursement of up to $20,000 for legal fees incurred in connection with the Separation Agreement.

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Pursuant to the Separation Agreement, Mr. Singer agreed to a non-disclosure covenant (unlimited by time) and one-year non-solicitation, non-competition and duty of loyalty covenants. Pursuant to the Separation Agreement, the Registrant agreed to certain indemnification provisions in connection with Mr. Singer’s former position as director, officer and employee of the Registrant and payments in the event of Mr. Singer incurring any golden parachute excise tax. The Registrant and Mr. Singer each agreed to abide by a non-disparagement covenant and Mr. Singer agreed to cooperate with the Registrant in defense of legal claims asserted against the Registrant. The Registrant and Mr. Singer also each agreed to a release of any claims against the other for matters occurring prior to the execution of the Separation Agreement. The Registrant anticipates that the Separation Agreement will result in a non-recurring charge to earnings in the third quarter of approximately $13.5 million.
The foregoing description of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1
Item 9.01. Financial Statements and Exhibits.
     (a) and (b) Not applicable.
     (c) Exhibits:
     The following exhibit is filed with this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Separation Agreement between Robert S. Singer and Abercrombie & Fitch Co.
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signatures on following page.]

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SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABERCROMBIE & FITCH CO.

Dated: August 31, 2005	By:	/s/ Michael W. Kramer

Michael W. Kramer Senior Vice President and Chief Financial Officer

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